Vertex to Acquire ViaCyte, With the Goal of Accelerating its Potentially Curative
VX-880 Programs in Type 1 Diabetes
-ViaCyte brings tools, technologies and assets with potential to accelerate development of VX-880, Vertex’s fully differentiated, insulin-producing, stem cell derived islets -

-ViaCyte to be acquired for $320 million in cash-
BOSTON (BUSINESS WIRE) - July 11, 2022 - Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today announced that the company has entered into a definitive agreement under which Vertex will acquire ViaCyte, a privately held biotechnology company focused on delivering novel stem cell-derived cell replacement therapies as a functional cure for type 1 diabetes (T1D), for $320 million in cash.

“VX-880 has successfully demonstrated clinical proof of concept in T1D, and the acquisition of ViaCyte will accelerate our goal of transforming, if not curing T1D by expanding our capabilities and bringing additional tools, technologies and assets to our current stem cell-based programs,” said Reshma Kewalramani, M.D., Chief Executive Officer and President of Vertex.

Vertex’s VX-880, an investigational allogeneic stem cell-derived, fully differentiated, insulin-producing islet cell therapy for T1D, has already achieved proof-of-concept with highly promising safety and efficacy results from an ongoing Phase 1/2 study which continues to enroll and dose patients. The acquisition of ViaCyte provides Vertex with complementary assets, capabilities and technologies including additional human stem cell lines, intellectual property around stem cell differentiation, and Good Manufacturing Practice (GMP) manufacturing facilities for cell-based therapies that could accelerate Vertex’s ongoing T1D programs. The acquisition also provides access to novel hypoimmune stem cell assets via the ViaCyte collaboration with CRISPR Therapeutics.

“ViaCyte’s commitment to finding a functional cure for T1D is shared by Vertex, and this acquisition will allow Vertex to deploy ViaCyte’s tools, technologies and assets toward the development of Vertex’s multiple cell replacement therapy approaches designed to reduce the burden of millions of people living with T1D worldwide,” said Michael Yang, President and Chief Executive Officer of ViaCyte.

Transaction Terms
Under the terms of the acquisition, Vertex will acquire ViaCyte for $320 million in cash. Vertex anticipates the acquisition will close later this year, subject to certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act and other customary conditions.

About ViaCyte
ViaCyte is a private cellular therapy company with a clinical-stage stem cell platform that delivers therapeutic proteins to restore health in people. The company has significant clinical experience in patients with T1D; this includes a first-in-class gene-edited, immune-evasive investigational islet cell replacement therapy for diabetes that could potentially eliminate the need for exogenous insulin without requiring immunosuppression. ViaCyte has received support for its research from JDRF and the California Institute of Regenerative Medicine and has established collaborative partnerships with leading companies, including CRISPR Therapeutics, to advance its therapies for T1D.

About Vertex
Vertex is a global biotechnology company that invests in scientific innovation to create transformative medicines for people with serious diseases. The company has multiple approved medicines that treat the underlying cause of cystic fibrosis (CF) — a rare, life-threatening genetic disease — and has several ongoing clinical and research programs in CF. Beyond CF, Vertex has a robust pipeline of investigational small molecule, cell and genetic therapies in other serious diseases where it has deep insight into causal human biology, including sickle cell disease, beta thalassemia, APOL1-mediated kidney disease, pain, type 1 diabetes, alpha-1 antitrypsin deficiency and Duchenne muscular dystrophy.

Founded in 1989 in Cambridge, Mass., Vertex's global headquarters is now located in Boston's Innovation District and its international headquarters is in London. Additionally, the company has research and development sites and commercial offices in North America, Europe, Australia and Latin America. Vertex is consistently recognized as one of the industry's top places to work, including 12 consecutive years on Science magazine's Top Employers list and one of the 2021 Seramount (formerly Working Mother Media) 100 Best Companies. For company updates and to learn more about Vertex's history of innovation, visit www.vrtx.com or follow us on Facebook, Twitter, LinkedIn, YouTube and Instagram.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, statements made by Dr. Kewalramani and Mr. Yang in this press release, and statements regarding: (i) the status, clinical progress, and expected therapeutic benefits of VX-880; (ii) the potential impact of VX-880 and Vertex’s other T1D programs, including the potential of the programs to transform or cure T1D; (iii) future activities and potential benefits of the acquisition, including the potential acceleration of VX-880 and Vertex’s other T1D programs, the expansion of capabilities and tools for use in Vertex’s stem cell-based programs, and the potential to reduce the burden of disease for people living with T1D worldwide; and (iv) the potential closing of the acquisition. While Vertex believes the forward-looking statements contained in this press release are accurate, these forward-looking statements represent the company's beliefs only as of the date of this press release, and there are a number of risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, among other things, that the transaction is subject to certain conditions, including the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, that Vertex may not realize the potential benefits of the transaction, that data from a limited number of patients may not be indicative of final clinical trial results, and that data from the company's development programs, including the T1D programs, may not support registration or further development of its potential medicines in a timely manner, or at all, due to safety, efficacy, or other reasons, and other risks listed under the heading “Risk Factors” in Vertex's annual report filed with the Securities and Exchange Commission and available through the company's website at www.vrtx.com and on the SEC’s website at www.sec.gov. You should not place undue reliance on these statements. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.

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